Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

July 12, 2005

Solexa, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Solexa, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of up to 12,598,675 shares of the Company’s common stock, $0.01 par value, (“Common Stock”) including (i) 8,125,000 shares of Common Stock (the “PIPE Shares”) and up to 4,062,502 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of warrants for the purchase of Common Stock (the “PIPE Warrants”), issued in connection with the Securities Purchase Agreement dated April 21, 2005, by and between the Company and the Purchasers listed on the signature pages thereto (the “Purchase Agreement”), (ii) 180,000 shares of Common Stock (the “Seven Hills Shares”) and up to 90,000 shares of Common Stock (the “Seven Hills Warrant Shares”) issuable upon exercise of a warrant for the purchase of Common Stock (the “Seven Hills Warrant”), issued in connection with a letter agreement, dated April 29, 2005, by and between the Company and Seven Hills Partners LLC (the “Letter Agreement”), (iii) 66,175 shares of Common Stock (the “IP Shares” and collectively with the PIPE Shares and Seven Hills Shares, the “Shares” ), issued in connection with that certain Asset Purchase Agreement, dated April 29, 2005, by and between the Company and Floyd Rose and Andrew C. Hiatt (the “Asset Agreement”), and (iv) up to 74,998 shares of Common Stock (the “SVB Warrant Shares” and collectively with the PIPE Warrant Shares and Seven Hills Warrant Shares, the “Warrant Shares”) issuable upon exercise of a warrant for the purchase of Common Stock (the “SVB Warrant” and collectively with the PIPE Warrants and Seven Hills Warrant, the “Warrants”), issued in connection with that certain Loan and Securities Purchase Agreement, dated December 28, 2004, by and between the Company and Silicon Valley Bank (the “Loan Agreement”).

     In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on December 20, 2004, April 19, 2005, May 17, 2005 and June 3, 2005, the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on April 21, 2005, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to

Solexa, Inc.
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the effectiveness thereof. We have relied upon an officer’s certificate confirming receipt of payment for the Shares upon their original issuance.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

Cooley Godward LLP

By: /s/ James C. Kitch
                James C. Kitch